Exhibit (a)(2)

Establishment and Designation of One

Additional Series of Shares of Beneficial Interest and Amended Designation for Existing Series of

Shares of Beneficial Interest

Par Value $0.01 Per Share, of

PIMCO Funds

RESOLVED, pursuant to Sections 5.11 and 5.13 of the Amended and Restated Declaration of Trust of PIMCO Funds (the “Trust”) dated November 4, 2014, (“Declaration”), the shares of beneficial interest of the Trust shall be divided into one additional separate Series (the “Series”).

FURTHER RESOLVED, that the Series hitherto established and designated as follows:

PIMCO Real Return Limited Duration Fund

shall have the following special and relative rights:

1. The Series shall issue its shares of beneficial interest with respect to up to seven classes of shares: Institutional Class, Administrative Class, Class A, Class C, Class D, Class R and Class P.

2. The Series shall be authorized to invest in cash, securities, instruments and other property as described from time to time in the offering materials of the Series (“Eligible Portfolio Instruments”). Each share of beneficial interest of the Series (“Share”) shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters on which Shares of the Series shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated to the Series, and shall be entitled to receive its pro rata share of net assets of the Series upon liquidation of the Series, all as provided in the Declaration.

3. Shares of the Series shall be subject to such selling restrictions, restrictions as to transfer or other terms as shall be established by the Trustees and described in the offering materials for the Series.

4. The Series may pursue its investment objectives directly by investment in Eligible Portfolio Instruments or indirectly by investment in one or more underlying investment vehicles or funds that in turn invest in Eligible Portfolio Instruments and whose shares may be offered to other parties as well as to the Series.

5. Shareholders of the Series shall vote separately as a class on any matter, except, consistent with the Investment Company Act of 1940, as amended (“the Act”), the rules thereunder, and the offering materials of the Series, with respect to (i) the election of Trustees, (ii) any amendment of the Declaration, unless the amendment affects fewer than all classes of Shares, in which case only shareholders of the affected classes shall vote, and (iii) ratification of the selection of auditors, and except when the Trustees have determined that the matter affects only the interests of shareholders of a particular Series of the Trust, in which case only the shareholders of such Series shall be entitled to vote thereon. In each case of separate voting, the Trustees shall determine whether, for the matter to be effectively acted upon within the meaning of Rule 18f-2 under the Act (or any successor rule) as to a Series, the applicable percentage (as specified in the Declaration, or the Act and the rules thereunder) of the shares of that Series alone must be voted in favor of the matter, or whether the favorable vote of such applicable percentage of the shares of the Series entitled to vote on the matter is required.

6. The assets and liabilities of the Trust shall be allocated among the Series of the Trust as set forth in Section 5.11 of the Declaration, except that only the preexisting Series shall bear their allocable portion of the remaining unamortized costs incurred and payable in connection with their organization and registration; costs of establishing the Series and of the registration and public offering of its Shares shall be amortized for the Series over the period beginning on the date such costs become payable and ending sixty months thereafter, or such earlier date as is required by applicable law, rule or accounting standard or principle.

7. The Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Series hereby created, or to otherwise change the special and relative rights of the Series, provided that such change shall not adversely affect the rights of the Shareholders of the Series; and

FURTHER RESOLVED, pursuant to 5.11.6 of the Declaration, each series of shares of beneficial interest of the Trust designated as indicated in the chart below by instrument dated November 4, 2014, are hereby redesignated, without in any way changing the rights or privileges of such series or their shareholders, as indicated in the chart below:

Current Name	Proposed Name
PIMCO Fundamental IndexPLUS® AR Fund	PIMCO RAE Fundamental PLUS Fund
PIMCO Small Company Fundamental IndexPLUS® AR Strategy Fund	PIMCO RAE Fundamental PLUS Small Fund
PIMCO International Fundamental IndexPLUS® AR Strategy Fund	PIMCO RAE Fundamental PLUS International Fund
PIMCO EM Fundamental IndexPLUS® AR Strategy Fund	PIMCO RAE Fundamental PLUS EMG Fund
PIMCO Low Volatility RAFI®-PLUS AR Fund	PIMCO RAE Low Volatility PLUS Fund
PIMCO Intl Low Volatility RAFI®-PLUS AR Fund	PIMCO RAE Low Volatility PLUS International Fund
PIMCO EMG Intl Low Volatility RAFI®-PLUS AR Fund	PIMCO RAE Low Volatility PLUS EMG Fund
PIMCO Fundamental Advantage Absolute Return Strategy Fund	PIMCO RAE Fundamental Advantage PLUS Fund
PIMCO Worldwide Fundamental Advantage AR Strategy Fund	PIMCO RAE Worldwide Fundamental Advantage PLUS Fund
PIMCO Worldwide Long/Short Fundamental Strategy Fund	PIMCO RAE Worldwide Long/Short PLUS Fund
PIMCO International StocksPLUS® AR Strategy Fund (Unhedged)	PIMCO StocksPLUS® International Fund (Unhedged)
PIMCO International StocksPLUS® AR Strategy Fund (U.S. Dollar-Hedged)	PIMCO StocksPLUS® International Fund (U.S. Dollar-Hedged)
PIMCO Small Cap StocksPLUS® AR Strategy Fund	PIMCO StocksPLUS® Small Fund
PIMCO StocksPLUS® AR Short Strategy Fund	PIMCO StocksPLUS® Short Fund
PIMCO Financial Capital Securities Fund	PIMCO Capital Securities and Financials Fund

IN WITNESS WHEREOF, the undersigned have executed this instrument the 24th day of February, 2015.

/s/ E. Philip Cannon
E. Philip Cannon

/s/ J. Michael Hagan
J. Michael Hagan

/s/ Brent R. Harris
Brent R. Harris

/s/ Douglas M. Hodge
Douglas M. Hodge

/s/ Ronald C. Parker
Ronald C. Parker